Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ENTERS INTO SETTLEMENT AGREEMENT IN NEW JERSEY
Agrees to Sell Interest in the Borgata Hotel & Casino
Las Vegas, Nevada, March 12, 2010— MGM MIRAGE (NYSE: MGM) today announced that it has entered into a settlement agreement with the New Jersey Division of Gaming Enforcement (DGE) under which it will sell its 50% ownership interest in the Borgata Hotel Casino & Spa and related leased land in Atlantic City. The settlement is subject to approval by the New Jersey Casino Control Commission (CCC). If approved, MGM MIRAGE will cease doing business as a gaming licensee in New Jersey.
As MGM MIRAGE previously announced, the DGE has recommended to the CCC that MGM MIRAGE’s joint venture partner in Macau be found unsuitable and the Company be directed to disengage itself from any business association with this partner.
“We have the utmost respect for the DGE but disagree with its assessment of our partner in Macau,” said Jim Murren, Chairman and Chief Executive Officer. “Regulators in other jurisdictions in which we operate casinos have thoroughly considered this matter and all of them have either determined that the relationship is appropriate or have decided that further action is not necessary. Since the DGE takes a different view, we believe that the best course of action for our company and its shareholders is to settle this matter and move forward with the compelling growth opportunities we have in Macau.”
The Casino Control Commission is expected to hold a hearing on the settlement on March 17, 2010.
Under the terms of the settlement, the company will place its interest in the Borgata and related leased land in a divestiture trust. The settlement mandates the sale of the trust property within a 30-month period. During the first 18 months, MGM MIRAGE will have the right to direct the trustee to sell the trust property, subject to approval of the CCC. If a sale is not concluded by that time, the trustee will be responsible for selling MGM MIRAGE’s interest in the Borgata and related leased land during the following 12-month period.
Prior to the consummation of the sale, the divestiture trust will retain any cash flows received in respect of the assets in trust, but will pay property taxes and other costs attributable to the trust property to the extent that minimum trust cash balances are maintained.
MGM MIRAGE will be the sole economic beneficiary of the trust. The company will be permitted to reapply for a New Jersey gaming license beginning 30 months after the completion of the sale.
MGM MIRAGE owns the Borgata through a 50-50 joint venture with Boyd Gaming Corporation whose interest is not affected by the settlement. “The Borgata is the most successful property in the Atlantic City marketplace, and we expect there will be strong interest in this valuable asset,” said Murren.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in five other properties in Nevada, New Jersey, Illinois and Macau. One of those investments – CityCenter – is also managed by MGM MIRAGE. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip with Gold and Silver LEED® certifications, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. CityCenter features ARIA Resort & Casino, Vdara Hotel & Spa, Mandarin Oriental, Las Vegas; Veer Towers, and Crystals retail and entertainment district. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include whether or not the New Jersey Casino Control Commission approves the settlement and the timing of any such approval; the level of interest, the timing, and the amount of proceeds relating to the sale of the company’s interests in the Borgata and related leased land; and risks relating to the joint venture in Macau including the regulatory framework, political and economic instability and extreme weather conditions in the region. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626
Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President & Chief Financial Officer	Senior Vice President Public Affairs
(702) 693-8895	(702) 650-6947